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                                       44





                                  WAIVER UNDER
                               1992 NOTE AGREEMENT


         This Waiver ("Waiver"), entered into as of August 10, 2001, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Noteholder").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

         WHEREAS, the Company has informed the Noteholder of its intention to sell to Richloom Fabrics Group, Inc. certain assets of the Company's John Wolf converting operations in the State of New York, as more fully set forth in the purchase letter, dated August 8, 2001, by and between the Company and Richloom Fabrics Group, Inc., a copy of which is attached hereto as Exhibit A (the "John Wolf Disposition");

         WHEREAS, the John Wolf Disposition would, unless permitted by the Noteholder, violate Paragraph 6C(3) of the Note Agreement;

         WHEREAS, the Company has requested that the Noteholder agree to waive such violation in order to permit the John Wolf Disposition;

         WHEREAS, Noteholder is willing to enter into this Waiver subject to the satisfaction of conditions and terms set forth herein; and

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Waiver and Consent. Provided that the conditions set forth in Section 2 below are met on or prior to the date hereof, the Noteholder hereby waives the failure of the Company to comply with the covenant incorporated by Paragraph 6C(3) of the Note Agreement prohibiting any Asset Disposition other than Permitted Asset Dispositions to the extent and only to the extent necessary to permit the John Wolf Disposition.

        2. Conditions of Effectiveness. Upon satisfaction of the following, the effective date of this Waiver shall be August 10, 2001
(the "Effective Date").  This Waiver shall become effective when, and only when:


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                                       45


       (a) The Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

           (i) executed originals of each of this Waiver and the Consent of Guarantors, attached hereto;

           (ii) a duly executed amendment to the Credit Agreement containing substantially the same waiver as is contained herein and otherwise in form and substance acceptable to the Noteholder and under which all conditions have been satisfied and that is in full force and effect;

          (iii) a duly executed letter from General Electric Capital Corporation, in form and substance satisfactory to the Noteholder, confirming that the conditions set forth in the securitization agreement with the Company have been satisfied; and

          (iv) such other documents, instruments, approvals or opinions as the Noteholder may reasonably request.

        (b) The Company shall have offered to prepay and, if such offer is accepted, prepaid the Notes in accordance with Paragraph 4A(ii) of the Note Agreement in an amount equal to the aggregate pro rata share for the Notes, as set forth in the fifth sentence of Paragraph 4A(ii)B of the Note Agreement, of the Net Proceeds of the John Wolf Disposition;

        (c) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder; and

        (d) The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; except as disclosed in writing to the Noteholder, there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

        3. Representations and Warranties.

        (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Credit Agreement (it being understood that any reference to (i) Lender includes the Noteholder, and (ii) Loan Documents includes the Note Agreement and the Notes, after giving effect to waiver provided hereby) and in paragraph 8H of the Note Agreement as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement after giving effect to waiver provided hereby.


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                                       46


        (b) The Company further represents and warrants that there are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement.

        4. Miscellaneous.

        4A. Reference to and Effect on the Note Agreement.

        (a) Except as specifically waived above, all provisions of the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

        (b) The execution, delivery and effectiveness of this Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

        4B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Waiver, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Waiver, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 6B.

        4C. Execution in Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

        4D. Governing Law. This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

        4E. Estoppel. To induce the Noteholder to enter into this Waiver, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Waiver.

                            [Signatures on Next Page]


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                                       47


         IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              CONE MILLS CORPORATION


                              By /s/ Neil W. Koonce
                              Name: Neil W. Koonce
                              Title: Vice President


                              THE PRUDENTIAL INSURANCE
                                 COMPANY OF AMERICA


                              By /s/ Thomas E. Luther, CFA
                              Name: Thomas E. Luther, CFA
                              Title: Vice President


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                                       48




                     CONSENT AND REAFFIRMATION OF GUARANTORS


         Each of the undersigned (i) acknowledges receipt of the foregoing Waiver under 1992 Note Agreement, dated as of August 10, 2001 (the "Waiver"),
(ii) consents to the execution and delivery of the Waiver by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of January 28, 2000, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Waiver. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.


                            CIPCO S.C., INC.


                            By: /s/ Cheryl G. Hollis
                            Name: Cheryl G. Hollis
                            Title: Assistant Secretary


                            CONE FOREIGN TRADING LLC


                            By: W. Scott Wenhold
                            Name: W. Scott Wenhold
                            Title: Treasurer


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                                       49


                                                                      Exhibit B
                                 August 9, 2001


Cone Mills Corporation
3101 North Elm Street
Greensboro, NC  27415
Attn: Treasurer

         RE: Receivables Purchase and Servicing Agreement, dated as of September 1, 1999, as amended (the "Receivables Purchase Agreement"), among Cone Receivables II LLLC, Cone Mills Corporation, as Servicer, Redwood Receivables Corporation, and General Electric Capital Corporation, as Operating Agent and Collateral Agent, and Receivables Transfer Agreement, dated as of September 1, 1999, as amended (the "Receivables Transfer Agreement"), among Cone Receivables II LLC, Cone Mills Corporation and the other Originators party thereto

Gentlemen:

         All capitalized terms used in this letter shall have the respective meanings given such terms in the above-referenced Receivables Transfer Agreement.

         This letter confirms that Cone Receivables II LLC and the Operating Agent hereby (I) consent to the sale (the "Sale") by Cone Mills Corporation ("Cone Mills") to Richloom Fabrics Group, Inc. (or any Affiliate thereof) of the inventory and fixed assets of Cone Mills' John Wolf converting operations; provided that (I) the Sale is for a cash purchase price payable in full at closing of not less than $5,375,000,m (ii) the Sale is otherwise made in accordance with the terms and conditions of the letter agreement dated August 8, 2001 between Cone Mills and Richloom Fabrics Group, Inc., (iii) the Sale does not include any Receivables or any Contracts relating thereto, and (iv) this letter and the consents granted herein relate solely to the Sale and nothing in this letter is intended (or shall be construed) to constitute the consent of Cone Receivables II, LLC or the Operating Agent to the sale of any other assets of Cone Mills or any other Originator or any other transaction or the waiver by cone Receivables II LLC or the Operating Agent of any breach of the Receivables Transfer Agreement.

         This letter may be executed in any number of counterparts.

Very truly yours,

GENERAL ELECTRIC CAPITAL
CORPORATION, as Operating Agent

By: /s/ Craig Winslow
     Name: Craig Winslow
     Title: Duly Authorized Signatory

CONE RECEIVABLES II LLC

By: /s/ Cheryl G. Hollis
     Name: Cheryl G. Hollis
     Title: Secretary